Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

PAR VALUE $0.001 PER SHARE

OF

KONTRON MOBILE COMPUTING, INC.

AT

$0.55 NET PER SHARE

BY

KAC ACQUISITION CORP.

A WHOLLY-OWNED SUBSIDIARY OF

KONTRON AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON

JULY 14, 2004, WHICH DATE MAY BE EXTENDED

June 15, 2004

To our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 15, 2004 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by KAC Acquisition Corp., a Minnesota corporation (“KAC Acquisition”) and a wholly-owned subsidiary of Kontron AG, a German corporation (“Kontron AG”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Kontron Mobile Computing, Inc., a Minnesota corporation (“Kontron Mobile”), at $0.55 per Share, net to the seller in cash, not owned by Kontron AG, upon the terms and subject to the conditions set forth in the Offer to Purchase.

WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1.    The tender price is $0.55 per Share, net to the seller in cash without interest.

2.    The Offer is being made for all outstanding Shares.

3.    THE OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE KONTRON MOBILE BOARD OF DIRECTORS.

4.    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON JULY 14, 2004, WHICH DATE MAY BE EXTENDED.

5.    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Kontron AG and its subsidiaries would own at least 90% of the voting securities of Kontron Mobile. The Offer is subject to the other conditions set forth in the Offer to Purchase. See Sections 1 and 11 of the Offer to Purchase. KAC Acquisition reserves the right to waive or reduce the number of Kontron Mobile Shares that are required to be tendered in the tender offer, subject to compliance with the applicable sections of the Securities Exchange Act of 1934.

6.    Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to American Stock Transfer & Trust Company, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by KAC Acquisition pursuant to the Offer. However, Federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

7.    Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) with respect to such Shares) into the Depositary’s account at The Depository Trust Company, (b) a Letter of Transmittal properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 to the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF KONTRON MOBILE COMPUTING, INC. BY KAC ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF KONTRON AG.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated June 15, 2004, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by KAC Acquisition Corp., a Minnesota corporation (“KAC Acquisition”) and a wholly-owned subsidiary of Kontron AG, a German corporation (“Kontron AG”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Kontron Mobile Computing, Inc., a Minnesota corporation (“Kontron Mobile”), at $0.55 per Share, net to the seller in cash, not owned by Kontron AG, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 15, 2004.

This will instruct you to tender to KAC Acquisition the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the offer.

Number of Shares to be Tendered*	Sign Here:
Account No.	Signatures:
Dated:	Print Name(s):
Address(es):

Area Code and Telephone Number:
Tax Identification or Social Security:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.